Exhibit 3.a.iv.

            Amendment to Article IV of the Articles of Incorporation
            --------------------------------------------------------

On April 30, 1999, Article IV of the Articles of Incorporation was amended to read as follows:

"The corporation shall have authority to issue twelve million five hundred thousand (12,500,000) shares of common stock with no par value."